Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Theater Xtreme Entertainment Group, Inc. on Form S-8 of our report dated September 26, 2007, except for Note 2 and Note 10 for which the date is October 12, 2007, appearing in the Annual Report on Form 10-KSB of Theater Xtreme Entertainment Group, Inc. for the year ended June 30, 2007.

/s/ Morison Cogen LLP
Bala Cynwyd, Pennsylvania

June 18, 2008